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                                                                  EXHIBIT 10.21

                         MICROCIDE PHARMACEUTICALS, INC.

                              CONSULTING AGREEMENT


        This Consulting Agreement ("Agreement") is made and entered into as of the 14th day of January, 1998, by and between Microcide Pharmaceuticals, Inc. (the "Company"), and Keith Bostian ("Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company in the field of research and development of products for infectious diseases caused by bacteria and fungi for use in human health, animal health, agriculture, or other applications, which products may include but are not limited to small molecules, vaccines, antisense, gene, antibody, protein, peptides, or diagnostics (the "Field") and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

        1.     SERVICES AND COMPENSATION

               (a) Consultant agrees to perform for the Company the services ("Services") described in Exhibit A, attached hereto in the Field.

               (b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

        2.     CONFIDENTIALITY

               (a) "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

               (b) Consultant will not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company's Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company's favor identical to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.







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               (c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any.

               (d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

               (e) Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property or Confidential Information that Consultant may have in Consultant's possession or control.

        3.     OWNERSHIP

               (a) Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Consultant in the course of consultation with the Company, solely or in collaboration with others, during the period of this Agreement which relate solely to the Field, are the sole property of the Company and shall be disclosed by the Consultant to the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered "works made for hire" as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto solely in the Field.

               (b) Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

               (c) Consultant agrees that if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents,






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copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

        4.     REPORTS

               Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant's progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant's Services.

        5.     CONFLICTING OBLIGATIONS

               (a) Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement. Notwithstanding the foregoing, the Company acknowledges that it is aware of Consultant's Employment Agreement with Newco and acknowledges that such agreement is not in conflict with this Agreement.

               (b) During the term of this Agreement Consultant will not directly consult to, advise, or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with regard to any person, business or enterprise which is engaged in competition with Microcide or its affiliates, with regard to the research and development of products for infectious diseases caused by bacteria or fungi as reasonably determined by Microcide.

        6.     TERM AND TERMINATION

               (a) This Agreement will commence on the date first written above and will continue for a period of two (2) years or termination as provided below.

               (b) The Company may terminate this Agreement upon giving ninety
(90) days prior written notice thereof to Consultant. Any such notice shall be addressed to Consultant at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

               (c) Upon such termination all rights and duties of the parties toward each other shall cease except:

                      (i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and





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                      (ii)   Sections 2 (Confidentiality), 3 (Ownership) and 8
(Independent Contractors) shall survive termination of this Agreement.

        7.     ASSIGNMENT

               Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

        8.     INDEPENDENT CONTRACTOR

               Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant's being determined not to be an independent contractor.

        9.     ARBITRATION AND EQUITABLE RELIEF

               (a) Except as provided in Section 9(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be resolved through a mediation-arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration under the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

               (b) Consultant agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

        10.    GOVERNING LAW

               This Agreement shall be governed by the laws of the State of California.







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        11.    ENTIRE AGREEMENT

               This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        KEITH A. BOSTIAN, PH.D.



                                        By:___________________________________


                                        Address:______________________________




                                        MICROCIDE PHARMACEUTICALS, INC.



                                        By:___________________________________

                                        Title:________________________________

                                        Address:______________________________






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                                    EXHIBIT A

                            SERVICES AND COMPENSATION



1.      Contact.  Consultant's principal Company contact:

               Name:  James Rurka

               Title:  Chief Executive Officer

2.      Services. Consultant will render to the Company the following Services:

        (a)   General scientific consulting in the field;

        (b) Attendance at and participation in Research Coordination Board and Scientific Advisory Board Meetings;

        (c) Attendance at and participation in project team meetings with corporate partners; and

        (d)   Assistance in corporate development activities.

              Consultant shall provide forty-eight (48) days of Services during the first year of the Agreement and twenty-four (24) days of Services during the second year of the Agreement. Consultant shall remain a member of the Board of Directors of the Company.

3.      Compensation.

        (a) The Company shall pay Consultant, in monthly installments, a total of $48,000 for the first year of Services rendered and a total of $24,000 for the second year of Services rendered under the Agreement. Consultant shall not receive any additional compensation for attendance at meetings of the Company's Board of Directors.

        (b) The Company shall permit options granted to the Consultant which have not then vested to continue to vest during the term of the Agreement.

        (c) The Company shall reimburse Consultant for all reasonable travel and living expenses incurred by Consultant in performing Services pursuant to this Agreement, in accordance with standard company policy regarding reimbursable expenses.

        (d) Consultant shall submit all statements for services and expenses in a form prescribed by the Company and such statement shall be approved by the contact person listed above.